Exhibit 10.15

June 29, 2023

Board of Directors

1-800 FLOWERS.COM, Inc.

Two Jericho Plaza

Suite 200

Jericho, NY 11753

Dear Members of the Board of Directors:

By this letter (this “Resignation Letter”), I hereby resign as Chief Executive Officer of 1-800-FLOWERS.COM, Inc. (the “Company”), effective as of July 3, 2023. Other than this change in my position, during the term of my paid leave of absence (which will end no later than December 31, 2023), I will continue to be employed by the Company and to serve as a Board member of the Company, and as an officer and board member of various subsidiaries of the Company on which I currently serve, pursuant to the terms and conditions set forth in my employment agreement, dated July 4, 2016 (the “Employment Agreement”). Upon return from my leave of absence, I will continue to be employed by the Company, continue to serve as a Board member of the Company, and continue to serve on the board and as an officer of various subsidiaries of the Company as I now serve, all of which pursuant to compensation and benefits to be determined by the Board; provided that, my resignation as CEO shall not be deemed a voluntary resignation, nor shall my leave of absence be grounds for the Company to claim a “Good Cause” termination, pursuant to my Employment Agreement. In addition, my rights after returning from leave shall remain in effect with respect to (i) any potential severance payment pursuant to Section 11.(a)(i)(A) of the Employment Agreement, and (ii) medical and health insurance pursuant to Section 11.(a)(ii) of the Employment Agreement.

Please acknowledge the Company’s acceptance of my resignation by executing this Resignation Letter in the space indicated below.

Very truly yours, /s/ Christopher G. McCann

/s/ Celia R. Brown

Name: Celia Brown

Member of the Board